                                                                    EXHIBIT 99.5

--------------------------------------------------------------------------------
NEWS RELEASE

--------------------------------------------------------------------------------


                             PRIME SUCCESSION, INC.

                                                           CONTACT: Arthur Ansin
                                                                  (859) 746-6801


                 PRIME SUCCESSION, INC. EMERGES FROM CHAPTER 11

         ERLANGER, KY, December 18, 2000 - Prime Succession, Inc. (the "Company"), one of the country's largest death care services provider, announced that it has successfully concluded its Chapter 11 proceedings. The Company's Plan of Reorganization was previously confirmed on November 8, 2000 by the U.S. Bankruptcy Court for the District of Delaware. The Plan had been overwhelmingly approved by the Company's voting unsecured creditors. The Company also finalized documentation relating to $18 million of exit financing in the form of a new revolving credit facility from its senior secured lenders.

         Gary L. Wright, Prime Succession's President and Chief Executive Officer stated, "Prime Succession has emerged from Chapter 11 protection as a stronger, more competitive company. Prime's enhanced financial stability will allow us to continue our tradition of quality customer service as we strive to be the premier funeral home/cemetery operating company in North America."

         On the basis of revenues, Prime Succession, Inc. is the fifth largest provider of funeral and cemetery products and services in the death care industry in the United States. Through its subsidiaries, the Company owns and operates approximately 130 funeral homes and 19 cemeteries in 19 states.

         This press release contains forward-looking statements that involve risks and uncertainties. Such statements are based on management's current expectations and are subject to a number of uncertainties and risks that could cause results to differ materially from those described in the forward-looking statements. Factors that may cause such differences include, but are not limited to, those described in the Company's Annual Report or Form 10-K.